UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

St Jude Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of 2005 Annual Meeting and
Proxy Statement

ST. JUDE MEDICAL, INC.

One Lillehei Plaza
St. Paul, Minnesota 55117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m. CDT Wednesday, May 11, 2005
PLACE	Minnesota Historical Center 345 Kellogg Boulevard West St. Paul, Minnesota 55102
ITEMS OF BUSINESS	(1) To elect four members of the Board of Directors, for terms ending in 2008.
(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2005.
(3) To consider a shareholder proposal to limit the Company’s independent registered public accountants to audit and audit-related work.
(4) To transact such other business as may properly come before the meeting and any adjournment.
RECORD DATE	Holders of St. Jude Medical, Inc. common stock of record at the close of business on March 14, 2005, are entitled to notice of and to vote at the meeting.
ANNUAL REPORT	The Company’s 2004 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
PROXY VOTING	It is important that your shares be represented at the meeting. You can vote your shares by completing and returning the enclosed proxy card as soon as possible. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

KEVIN T. O’MALLEY
Vice President, General Counsel &
Secretary

April 4, 2005

i

ii

iii

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, MN 55117

Proxy Statement for Annual Meeting of Shareholders
to be held on May 11, 2005

General Information about the Meeting

        We are providing these proxy materials in connection with the solicitation by the Board of Directors of St. Jude Medical, Inc. (“St. Jude Medical” or the “Company”), of proxies to be voted at the Company’s 2005 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

        You are cordially invited to attend the annual meeting on May 11, 2005, beginning at 9:30 a.m. C.D.T. The meeting will be held in the Minnesota Historical Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. The location is accessible to handicapped persons.

        We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 4, 2005, to holders of the Company’s common stock on March 14, 2005, the record date for the meeting.

Proxies and Voting Procedures

        Your vote is important.   Because many shareholders cannot attend the meeting in person, it is necessary that a large number be represented by proxy. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options for voting by proxy are available to you. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

        You can revoke your proxy at any time before it is exercised at the meeting by timely delivery of a properly executed, later-dated proxy or by voting by ballot at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

        All shares entitled to vote at the meeting and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted in accordance with the recommendation of the Board of Directors, as set forth in this proxy statement.

        If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement was printed, the Company did not anticipate that any other matters would be raised at the meeting.

Shareholders Entitled to Vote

        Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

        On the record date, March 14, 2005, there were 361,058,350 shares of common stock outstanding and, therefore, entitled to vote at the annual meeting.

Required Vote

        The presence, in person or by proxy, of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting for the transaction of business. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

        The affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote at the annual meeting is required for the election of each nominee for Director, to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2005, and to approve the shareholder proposal to limit the Company’s independent registered public accountants to audit and audit-related work. Abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the approval of such matter. Broker “non-votes” on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.

Cost of Proxy Solicitation

        St. Jude Medical will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. These persons will not receive any additional compensation for providing this service.

        In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of St. Jude Medical stock.

GOVERNANCE OF THE COMPANY

        St. Jude Medical’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussion with the CEO and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

        During 2004, the Board held seven meetings and the Committees of the Board held a total of 17 meetings. The average attendance at the Board and Committee meetings was 95%, and each Director attended at least 80% of all meetings of the Board and of the Committees on which the Director served.

        The independent members of the Board also meet at scheduled executive sessions at least twice a year. The Chairperson of the Governance and Nominating Committee serves as the Presiding Director for these meetings.

Principles of Corporate Governance

        The Board of Directors amended its Principles of Corporate Governance on February 25, 2005, which are attached as Appendix A to this proxy statement. The Principles of Corporate Governance are available on the Company’s website at www.sjm.com. Copies of the Principles of Corporate Governance are also available in print to any shareholder who submits a request to St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, MN 55117, Attention: Corporate Secretary.

Code of Business Conduct

        The Company has adopted a Code of Business Conduct for its principal executive officer, principal financial officer, principal accounting officer and all other employees. The Code of Business Conduct is available on the Company’s website at www.sjm.com. Copies of the Code of Business Conduct are also available in print to any shareholder who submits a request to St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, MN 55117, Attention: Corporate Secretary.

Communications with Directors

        Any shareholder wishing to communicate with one or more Directors may do so by sending a letter addressed to the Director or Directors to:

c/o Corporate Secretary
St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, MN 55117

        All such correspondence will be forwarded to the Director or Directors.

Director Nomination Process

        The Governance and Nominating Committee considers suggestions from many sources, including shareholders, for possible candidates for Directors. The Governance and Nominating Committee would consider any candidate proposed by a shareholder in the same manner as other possible candidates. The Board of Directors has not adopted any specific criteria for a Director position.

        Any shareholder wishing to propose that a person be appointed to the Board of Directors or that management nominate a person for election to the Board of Directors may submit such a proposal to:

Governance and Nominating Committee
c/o Corporate Secretary
St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, MN 55117

        The Governance and Nominating Committee believes that it is not necessary to adopt criteria for the selection of Directors. The Governance and Nominating Committee believes that the desirable background of a new member of the Board of Directors may change over time and that a thoughtful, thorough process for selection is more important than adopting criteria for Directors.

        The Governance and Nominating Committee has worked in the past with independent search firms which assist in identifying Director candidates. Once candidates are identified, they are evaluated through a series of interviews with members of the Governance and Nominating Committee, several other Directors, and members of management, including the Company’s General Counsel. Candidates are also asked to complete a Director questionnaire used by the Company.

Director Attendance at Annual Shareholder Meeting

        Three of the Company’s Directors attended the 2004 annual shareholder meeting. The Company will reimburse a Director’s travel expenses for attending the annual shareholder meeting, but attendance by non-management directors is not required. A meeting of the Board of Directors will be held in conjunction with the 2005 annual shareholder meeting in order to facilitate attendance by Directors at the meeting.

Director Independence and Audit Committee Financial Experts

        The Board undertook a review of Director independence in February 2005. As part of that process, the Board reviewed all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, and between the Company’s executive officers and the Company. As a result of this review, the Board affirmatively determined that all of the Directors, except Mr. Starks and Mr. Widensohler, are independent under the Company’s Principles of Corporate Governance and the New York Stock Exchange listing standards. See “Related Party Transactions” on page 7.

        In February 2005, the Board also determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Devenuti, Mr. Essig, and Mr. Rocca each qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.

Committees of the Board of Directors

        During 2004, the Board of Directors had three standing Committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. During 2004 the Audit Committee met ten times, the Compensation Committee met five times, and the Governance and Nominating Committee met two times.

        Each Committee of the Board has a separate written charter which is available on the Company’s website at www.sjm.com. Copies of such charters are also available in print to any shareholder who submits a request to St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, MN 55117, Attention: Corporate Secretary.

        Each member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are independent under the Company’s Principles of Corporate Governance and the New York Stock Exchange listing standards.

        The Governance and Nominating Committee is responsible for recommending good governance practices. The Governance and Nominating Committee evaluates the qualifications of and nominates candidates for positions on the Board. The procedures for shareholders to nominate directors can be found on page 3. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of Board and individual Director performance and provides feedback to the entire Board.

        The Compensation Committee’s duties include annual approval of the Company’s compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers, evaluation of and recommendations for changes to the total compensation of the CEO for approval of the Board of Directors and consideration of matters with respect to profit sharing and other employee benefits provided by the Company.

        The duties of the Audit Committee are described in its report, which follows.

Report of the Audit Committee

        The Audit Committee reviews the Company’s consolidated financial statements, financial reporting process, and internal controls on behalf of the Board of Directors.

        We meet with management periodically to consider, among other things, the adequacy of the Company’s disclosure and internal controls and the objectivity of its financial reporting. We discuss these matters with the company’s independent registered public accountants, Ernst & Young LLP, and with appropriate Company financial personnel.

        We regularly meet privately with the independent registered public accountants who have unrestricted access to the Audit Committee.

        We also appoint the independent registered public accountants, approve the scope of their audit services, approve the performance of non-audit services by the independent registered public accountants, and review periodically their performance and independence from management.

        The Directors who serve on the Audit Committee are all independent under the Company’s Principles of Corporate Governance and of the New York Stock Exchange listing standards.

        The Board has adopted a written charter which describes the functions the Audit Committee is to perform. In July 2004, we reviewed the charter and recommended to the Board that one change be made. The Board adopted the change in August 2004. The current Audit Committee charter is attached as Appendix B to this proxy statement.

        Management has the primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

        The independent registered public accountants audit the annual consolidated financial statements prepared by management, express an opinion as to whether those consolidated financial statements fairly present the financial position, results of operation and cash flows of the Company in conformity with generally accepted accounting principles, and discuss with us any issues they believe should be raised with us.

        This year, we reviewed the Company’s audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss these financial statements. Management has represented to us that these financial statements were prepared in accordance with generally accepted accounting principles. We also considered the report of the independent registered public accountants.

        We have received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussion with Audit Committees) and the independence of Ernst & Young LLP. We have also considered the compatibility of non-audit services with the independence of Ernst & Young LLP. In addition, we discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

        Based on our review and discussions described above, we recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

Richard R. Devenuti, Chairperson
Stuart M. Essig
Thomas H. Garrett III
Michael A. Rocca

Compensation of Directors

        Each non-employee Director receives a retainer of $50,000 per year, paid monthly, plus $2,000 per diem for each Board meeting attended. The amount of the retainer was increased from $32,000 effective March 1, 2005. Committee chairpersons receive an additional annual fee of $9,000 and Committee members an additional annual fee of $4,000. The Presiding Director receives an additional annual fee of $5,000. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business and for such expenses for the Director’s partner when attending the annual strategic planning meeting. Directors may elect to receive the annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the fair market value of the stock on the date of grant. The restriction on the stock lapses on the six-month anniversary of the grant date.

        Under the Company’s 2002 Stock Plan, each person who is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a Director at any annual meeting of shareholders automatically receives, as of the date of such meeting, an option to purchase 5,600 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on such date. All such options are designated as non-qualified stock options with eight-year terms and fully vest on the six-month anniversary of the grant date. Further, under the 2002 Stock Plan, non-employee Directors also are eligible to receive options from time to time in addition to the annual grants described above, but no non-employee Director may received options which, together with the annual grant described above, exceed 7,500 shares in any calendar year. In addition to the annual grant under the 2002 Stock Plan, each Director will receive an additional non-qualified stock option grant to purchase 1,600 shares, as of the date of the annual meeting of shareholders at an exercise price per share equal to 100% of the fair market value of the Company’s stock on such date. These options have an eight-year term and fully vest on the six-month anniversary of the grant date. Directors who are appointed between annual shareholder meetings are granted a pro-rata stock option based upon a fraction of 5,600 shares on the same terms and conditions as the stock options described previously, except the exercise price is equal to the fair market value on the date of appointment. At the 2004 annual meeting of shareholders, each non-employee Director received an automatic grant of an option to purchase 4,000 shares at $35.70 per share, the fair market value of the common stock on the date of grant. No additional options were granted to non-employee directors in 2004.

        Each Director may receive reimbursement for one physical examination every 12 months up to a maximum of $700 per exam. Board members also participate in the Company’s charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

        Under a retirement plan for non-employee Directors that was terminated April 1, 1996, each non-employee director serving on the Board at that time who serves five years or more will receive payment of an annual benefit equal to the average of the annual retainers paid to the Director during his or her service as a Director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement from the Board or when the Director becomes 60 years old. The retirement benefit is payable over a number of years equal to the Director’s years of service as a member of the Board of Directors prior to April 1, 1996.

Compensation Committee Interlocks and Insider Participation

        During 2004, David A. Thompson, Wendy L. Yarno (chair), and Dr. Frank C. P. Yin served as members of the Compensation Committee. The members of the Compensation Committee do not participate in any interlocking directorships.

Related Party Transactions

        Mr. Widensohler is a director of and the beneficial owner of approximately 45% of the common stock of Invatec, an Italian company that makes and sells products to Getz Bros. Co., Ltd, a Japanese distributor of medical technology products that was acquired by the Company on April 1, 2003. Sales by Invatec to Getz during 2004 were $4,410,852. In February of 2004, the Board of Directors determined that Mr. Widensohler was no longer considered an independent Director.

        In February 2005, the Company signed a definitive agreement (the “Agreement”) to acquire the business of Velocimed, LLC (“Velocimed”), a privately-owned company that develops and manufactures specialty interventional cardiology devices. Under the terms of the Agreement, the Company will pay at closing a cash purchase price of $82.5 million, plus additional contingent payments (the “Contingent Payments”) tied to revenues in excess of minimum future targets and a milestone payment (the “Milestone Payment”) upon U.S. Food and Drug Administration approval of the Premere patent foramen ovale closure system. The first Contingent Payment, if achieved, would be paid in March 2007.

        Mr. Paul Buckman, President of the Company’s Cardiology Division, is a founder and shareholder of Velocimed. At the time the Company entered into the Agreement, Mr. Buckman was the beneficial owner of 436,159 shares of Velocimed stock, which constituted less than 1.6% of Velocimed’s total number of shares outstanding, but was not a director, officer or employee of Velocimed and did not have any other relationship with Velocimed. Upon closing, Mr. Buckman will receive approximately $714,000 in consideration for his interest in Velocimed, assuming that Velocimed distributes to its shareholders the full amount of acquisition consideration paid at closing. In addition, Mr. Buckman has the potential to receive additional consideration of up to approximately $2,962,000 if the maximum amounts payable under the Contingent Payments and the Milestone Payment are achieved. Mr. Buckman was not involved in negotiating the financial terms of the Agreement, and the Company’s Board of Directors was informed of Mr. Buckman’s relationship with Velocimed prior to approving the Agreement. The Board of Directors approved the amount of the purchase price to be paid under the Agreement based on their review of a number of factors, including the price paid in comparable transactions, a discounted cash flow analysis of the acquired business, the financial impact of the acquisition on the Company’s results of operations, and a fairness opinion received from the Company’s investment bankers.

        The acquisition of Velocimed is expected to close in the second quarter of 2005. The acquired business will operate under the Company’s Cardiology Division, for which Mr. Buckman serves as President. In light of Mr. Buckman’s interest in the potential future Contingent Payments and Milestone Payment, the acquired business will be managed pursuant to a budget approved by the Company’s Chief Executive Officer, Chief Financial Officer and Board of Directors, and any deviation from the budget that would have the effect of increasing Mr. Buckman’s compensation under the Contingent Payments or the Milestone Payment must be approved by the Company’s Chief Executive Officer and Chief Financial Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Based on a review of the Section 16(a) reports filed by our Directors and executive officers in

2004 and on written representations by the Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our Directors and executive officers during 2004 were satisfied, except that the following Directors and executive officers filed late forms as noted below:

Form	Director or Executive Officer	Number of Transactions

3	Buckman Fazio Rocca	1 1 1

4	Fazio Lose McCullough Starks Thompson Widensohler	1 1 1 1 1 1

5	Rousseau	1

BOARD OF DIRECTORS

        The Board of Directors is divided into three classes, whose terms expire at successive annual meetings.

        Four Directors will be elected at the annual meeting to serve for a three-year term expiring at the Company’s annual meeting in 2008. We have nominated Mr. Devenuti, Mr. Essig, Mr. Garrett, and Ms. Yarno for these positions. Each nominee currently serves as a Director. You can find the principal occupation and other information about the nominees below.

        The persons named on the proxy card will vote the proxy for the election of Mr. Devenuti, Mr. Essig, Mr. Garrett, and Ms. Yarno unless you indicate that your vote for any of the nominees should be withheld. If elected, Mr. Devenuti, Mr. Essig, Mr. Garrett, and Ms. Yarno will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect all nominees to be able to serve if elected.

        Beginning on page 9, you can find the principal occupation and other information about the Directors whose terms of office will continue after the annual meeting. You can find the information about the St. Jude Medical stock ownership of the nominees and those other Directors on page 12.

        The Board of Directors recommends a vote FOR the election of Mr. Devenuti, Mr. Essig, Mr. Garrett, and Ms. Yarno as Directors.

        Proxies will be voted FOR the election of Mr. Devenuti, Mr. Essig, Mr. Garrett, and Ms. Yarno unless otherwise specified.

NOMINEES FOR TERM EXPIRING IN 2008

Richard R. Devenuti, Director of St. Jude Medical since 2001. Vice President of Worldwide Services and IT, of Microsoft Corporation, a software company, since December 2003. From March 1999 to December 2003, Vice President and Chief Information Officer of Microsoft Corporation. From May 1996 to March 1999, Vice President, Worldwide Operations, Microsoft Corporation. Committee: Chairperson of the Audit Committee. Age: 47

Stuart M. Essig, Director of St. Jude Medical since 1999. President and Chief Executive Officer and a member of the Board of Directors of Integra Life Sciences Holdings Corporation, a manufacturer of medical devices, implants and biomaterials, since December 1997. Previously a managing director of Goldman, Sachs & Co., an investment bank, responsible for the medical technology practice. Director of Zimmer Holdings, Inc., an orthopedics manufacturer. Committees: Chairperson of the Governance and Nominating Committee and member of the Audit Committee. Presiding Director. Age: 43

Thomas H. Garrett III, Director of St. Jude Medical since 1979. Self-employed as a business consultant since June 1996. Previously, a member of the law firm of Lindquist & Vennum PLLP of Minneapolis, Minnesota, and its Managing Partner from 1993 through 1995. Director of Lifecore Biomedical, Inc., a biomedical and surgical device manufacturer. Committees: Member of the Audit Committee. Age: 60

Wendy L. Yarno, Director of St. Jude Medical since 2002. Executive Vice President, Worldwide Human Health Marketing, Merck & Co., Inc., a pharmaceutical company, since January 2003. From 1999-2002 Senior Vice President, Human Resources, Merck & Co., Inc. From 1997-1998, Vice President, Ortho McNeil Pharmaceutical, Women’s Health Care Franchise, Johnson & Johnson, a medical products company. Committee: Chairperson of the Compensation Committee and member of the Governance and Nominating Committee.Age: 50

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2006

Daniel J. Starks, Director of St. Jude Medical since 1996. Chairman, President and CEO of St. Jude Medical since May 12, 2004. Previously, President and COO of St. Jude Medical since February 1, 2001. From April 1998 to February 2001, President and Chief Executive Officer of the Cardiac Rhythm Management Division of the Company. Previously, Chief Executive Officer and President, Daig Corporation. Director of Urologix, Inc., a urology medical device company. Age: 50

Frank C-P Yin, Director of St. Jude Medical since 2001. The Stephen F. and Camilla Braver Professor of Biomedical Engineering and Chairman, Department of Biomedical Engineering, Washington University, St. Louis, Missouri. Committee: Compensation Committee. Age: 61

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2007

Michael A. Rocca, Director of St. Jude Medical since March 2004. Retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1999-2000. Director of Ligand Pharmaceuticals, Inc., a biotech company that develops oncology drugs and morphine based pain medications, and Lawson Software, Inc., a manufacturer of enterprise software. Committee: Audit Committee. Age 60.

David A. Thompson, Director of St. Jude Medical since 1999. Retired in 1995 from Abbott Laboratories, a medical products company, where he held several corporate officer positions. Director of Third Wave Technologies, a company that develops genomic assays. Committees: Member of the Governance and Nominating Committee and of the Compensation Committee. Age: 63

Stephan K. Widensohler, Director of St. Jude Medical since 2001. President and CEO of Krauth Medical Group, a European distributor of medical and surgical devices and services since 1992. Director of Orthofix International NV, a manufacturer of orthopaedic medical devices. Age: 45

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND
CERTAIN BENEFICIAL OWNERS

        The following table presents information provided to the Company as to the beneficial ownership of the Company’s common stock as of February 18, 2005, by (a) each of the Company’s Directors, Director nominees and executive officers appearing in the summary compensation table on page 18, (b) all of the Company’s Directors and executive officers as a group, and (c) each person known to the Company to be the beneficial owner of more than 5% of the common stock. Unless otherwise noted, these persons have sole voting and dispositive power with respect to the shares owned by them.

Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class

Richard R. Devenuti	46,036	(1)	*
Stuart M. Essig	86,530	(1)	*
Thomas H. Garrett III	197,463	(1)(2)	0.1%
Michael A. Rocca	9,804	(1)	*
Terry L. Shepherd	55,018	(1)	*
Daniel J. Starks	8,194,792	(1)	2.3%
David A. Thompson	63,244	(1)	*
Stephan K. Widensohler	68,000	(1)	*
Wendy L. Yarno	36,642	(1)	*
Frank C-P Yin	43,926	(1)	*
John C. Heinmiller	613,258	(1)	0.2%
Michael T. Rousseau	239,378	(1)	0.1%
Michael J. Coyle	1,024,326	(1)	0.3%
Joseph P. McCullough	134,696	(1)	*
Directors and Executive Officers as a Group (23)	12,504,303	(3)	3.4%
FMR Corp. 82 Devonshire Street Boston, MA 02109	37,060,909	(4)	10.3%
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	31,942,725	(5)	8.9%
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	28,529,414	(6)	8.0%

Footnotes

*	Less than 0.1%
(1)	Includes the number of shares which each director or executive officer may acquire within 60 days from February 18, 2005, pursuant to the exercise of stock options, as follows: Mr. Devenuti, 40,000; Mr. Essig,

72,000; Mr. Garrett, 108,000; Mr. Rocca, 9,332; Mr. Starks, 2,230,000; Mr. Thompson, 60,000; Mr. Widensohler, 40,000; Ms. Yarno, 34,680; Mr. Yin, 40,000; Mr. Heinmiller, 432,500; Mr. Rousseau, 237,500; Mr. Coyle, 1,009,500; and Mr. McCullough, 126,500.
(2)	Includes 46,825 shares owned by Mr. Garrett’s wife as to which Mr. Garrett disclaims beneficial ownership.
(3)	Includes 6,071,814 shares that such individuals may acquire within 60 days from February 18, 2005, pursuant to the exercise of stock options.
(4)	This information and the following information are derived from a Schedule 13G dated February 14, 2005, delivered to the Company. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 33,335,494 shares or 9.3% of the Company’s common stock outstanding as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “funds”). Edward C. Johnson 3d, (Chairman of FMR Corp.) FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 33,335,494 shares owned by the Funds. Neither FMR Corp. nor Edward C Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a ban defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,863,003 shares or 0.5% of the common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 1,863,003 shares, and sole power to vote or to direct the voting of 1,703,003 shares, and no power to vote or to direct the voting of 160,000 shares of common stock owned by the institutional account(s) as reported above. Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR Corp’s beneficial ownership includes 413,150 shares, or 0.15%, of the Company’s common stock outstanding, beneficially owned through Strategic Advisers, Inc.
(5)	This information and the following information are derived from a Schedule 13G dated February 14, 2005, delivered to the Company. AXA, which owns AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA, in the Mutuelles AXAs’ capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities, in AXA’s capacity as a parent holding company with respect to the holdings of the following AXA entity or entities: AXA Investment Managers Paris (France) AXA Rosenberg Investment Management LLC; AXA Financial, Inc.’s capacity as a parent holding company with respect to the holdings of the following subsidiaries: Advest, Inc., a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Alliance Capital Management L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; AXA Equitable Life Insurance Company, an insurance company and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Boston Advisors, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Frontier Trust Company, FSB (Advest Trust), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. AXA, 1290 Avenue of the Americas, New York, New York, 10104, is the beneficial owner of 31,942,725 shares or 8.9% of the Company’s common stock outstanding as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(6)	Based on a Schedule 13G dated February 13, 2004, Barclay Global Investors, N.A. beneficially owned an aggregate of 28,529,414 shares of the Company’s common stock either directly or through its affiliates or subsidiaries. Such entities had sole power to vote or direct the vote of 25,216,036 shares and sole power to dispose or direct the disposition of 25,236,236 shares. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total shareholder returns for St. Jude Medical common stock for the last five years ended December 31, 2004, as compared with the Standard & Poor’s 500 Health Care Equipment Index and the Standard & Poor’s 500 Index weighted by market value at each measurement point. The comparison assumes that $100 was invested on December 31, 1999, in St. Jude Medical common stock and in each of these Standard & Poor’s indexes and assumes the reinvestment of any dividends.

	1999	2000	2001	2002	2003	2004

St. Jude Medical, Inc.	$100.0	$200.2	$253.0	$258.9	$399.8	$546.5
S&P 500 Health Care Equipment Index	$100.0	$91.0	$80.2	$62.6	$80.3	$88.9
S&P 500 Index	$100.0	$136.8	$120.5	$97.9	$112.5	$114.4

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        Our report covers the following topics:

•	Role of the Compensation Committee
•	Executive Compensation Philosophy and Process
•	Components of Our Executive Compensation Program
•	Compensation of the Chief Executive Officer

Role of the Compensation Committee

        We are responsible to the Company’s Board of Directors and shareholders for establishing and administering compensation programs for the Company’s executive officers. None of the members of the Compensation Committee is a current or former employee of the Company. Each of the members of the Compensation Committee is independent under the Company’s Principles of Corporate Governance and the New York Stock Exchange listing standards. All decisions by the Compensation Committee relating to the compensation of the executive officers are reviewed by the Board of Directors.

Executive Compensation Philosophy and Process

        The goal of our compensation program is to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive industry and to enhance shareholder value. The following principles were used in the design of the program:

•	Compensation should be related to individual performance and qualifications.
•	Executive officers and employees should be encouraged to own St. Jude Medical stock.
•	A substantial part of an executive officer’s compensation should be incentive-based, tied to performance, and subject to risk.

        We evaluate the Company’s compensation program for executive officers in relation to the programs offered by other medical products companies. In 2004, we engaged an independent compensation consultant to analyze the level of executive compensation for a peer group of ten medical products companies. The ten companies in the compensation peer group are not the same companies in the stock performance graph on page 14. Our objective is to attract and retain talented individuals by targeting total executive compensation for standard performers at the 60th percentile of the market as defined by peer group analysis. An executive officer’s individual performance and experience can cause the officer’s total compensation to be higher or lower than the 60th percentile.

        When making recommendations regarding the compensation of our CEO, we consider the results of the formal review by the Board of Directors of the CEO’s performance. When evaluating the compensation of our other executive officers, we consider the recommendations of our CEO.

        Our policy is to maximize the deductibility of compensation payments to executive officers under Section 162(m) of the Internal Revenue Code. Our shareholders have approved our Management Incentive Compensation Plan (the “MICP”) which is an annual cash incentive plan that is designed and administered in such a manner that compensation awarded under the MICP in the United States is tax-deductible.

Components of Our Executive Compensation Program

        Our compensation program for executive officers has three components:

•	Base Salary
•	Annual Incentive Award
•	Stock-Based Compensation

        Base Salary.   An executive officer’s base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the compensation peer group companies mentioned previously. Additionally, the Compensation Committee sets base salaries for executive officers based on the executive officer’s contribution to the Company’s success through operational improvements and strategic initiatives. Based upon the peer group data, the executive officers’ base salary levels are consistent with the 60th percentile objective. The base salary of the CEO is also governed by an employment agreement. See “Employment, Termination and Change of Control Agreements” on page 20.

        Annual Incentive Awards.   Annual incentive awards are designed to provide executive officers an additional incentive for achieving the annual performance goals established in the Company’s yearly business plan approved by the Board of Directors. All annual incentive awards to executive officers are awarded and paid under the MICP. Payments under the MICP are based on the Company’s level of achievement of annual earnings per share targets as well as divisional and geographical profitability and sales targets, all as established under the Company’s annual business plan. There is a pre-assigned relative weighting ascribed to each of these factors.

        Executive officers are eligible for normal annual cash incentive payments ranging from 50% to 70% of base salary, except for the CEO who is eligible for a normal annual cash incentive payment of up to 100% of base salary. The payments can increase by up to 50% of the normal payments based on performance above targeted levels and can decrease substantially if actual results fail to meet targeted levels.

        Stock-Based Compensation.   We believe that stock-based compensation creates an appropriate incentive for executive officers and employees to identify with the interests of shareholders.

        Stock Option Awards.   Stock options are awarded at an exercise price equal to or greater than the fair market value of the stock on the date of grant and, therefore, only have value if the price of the Company’s stock appreciates from the date the stock options are granted. The executive officers and shareholders mutually benefit from such stock price appreciation.

        Stock options are awarded from time to time consistent with the Company’s objective to provide executive officers and employees with a long-term equity interest in the Company and an opportunity for a greater financial reward if long-term performance is sustained. To encourage a longer-term perspective and to retain our employees, the options cannot be exercised immediately. Generally, options become exercisable over a four-year period. The number and type of options granted to each executive officer falls within a predetermined range, set and approved annually by the Compensation Committee. Individual grant size is dependent upon the Company’s future business plans and the executive officer’s ability to positively impact those plans, the executive officer’s position and level of responsibility within the Company, and an evaluation of the executive officer’s past performance. No pre-assigned relative weight is ascribed to any of these factors. In 2004, a total of 1,391,600 stock options were granted to executive officers.

        Restricted Stock Awards.   We believe restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted are based on the Company’s future business plans and the executive officer’s ability to positively impact those plans. Restricted stock awards generally vest over a two-year period. In 2004, 16,112 restricted stock awards were granted to executive officers.

        Stock Ownership Guidelines.   St. Jude Medical established stock ownership guidelines

for all executive officers and Directors in 1995. These guidelines set stock ownership targets which management and Board members are encouraged to achieve. Targeted stock ownership levels range from one to three times base salary for executive officers. Stock ownership guidelines for Board members are set at five times the annual retainer for Board members.

Compensation of the Chief Executive Officer

        Prior to his retirement on May 12, 2004, Mr. Terry L. Shepherd was the Chairman and Chief Executive Officer of St. Jude Medical, Inc. He received the following compensation:

        Base Salary.   Mr. Shepherd received a base salary of $735,000 which was unchanged from May 2003.

        Annual Incentive Award.   Because Mr. Shepherd retired in May 2004, he received no bonus for 2004.

        Stock Option Grants.   Mr. Shepherd received no stock option grants during 2004.

        On May 12, 2004, Daniel J. Starks became the Chief Executive Officer of St. Jude Medical. In 2004, Mr. Starks was our most highly compensated executive officer.

        Base Salary.   In May 2004, in conjunction with his transition to the CEO position, we reviewed Mr. Starks’ compensation in light of the compensation peer group data and Mr. Starks’ performance evaluation conducted by the Board. We determined that an increase in base compensation of approximately 15% was appropriate. Therefore, we increased Mr. Starks’ annual base salary from $680,000 to $800,000 effective as of May 1, 2004. As a result of this increase, Mr. Starks earned a base salary of approximately $758,000 in 2004.

        In December 2004, we reviewed Mr. Starks’ base salary again in light of an updated peer group comparison and his performance up to that time. We increased his annual base salary to $885,000 effective January 1, 2005, with the understanding that his salary would be reviewed and adjusted on a calendar year basis in the future. We did not recommend any other changes or stock option grants in addition to those granted in May and described below. The Board of Directors adopted our recommendation.

        Annual Incentive Award.   Mr. Starks earned an award of approximately $868,000 under the MICP for 2004. His award was based 25% on the Company’s achievement of the revenue target and 75% on the Company’s achievement of the earnings per share target established under the MICP.

        Stock Option Grants.   Mr. Starks was granted a non-qualified stock option for 520,000 shares during 2004, 320,000 of which vests over a four-year period and 200,000 of which vests 100% three years from the date of grant. The amount of the stock option grant to Mr. Starks was determined by the Compensation Committee based on a review of CEO compensation from the compensation peer group and the Compensation Committee’s view that Mr. Starks’ performance has been outstanding.

David A. Thompson
Wendy L. Yarno, Chairperson
Frank C-P Yin

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation(3) ($)
		Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Securities Underlying Options(2) (#)

Daniel J. Starks (4) Chairman, President and Chief Executive Officer	2004	758,462	868,438	26,000	520,000	35,255
	2003	675,769	669,012	26,000	200,000	34,650
	2002	613,462	759,159	26,000	300,000	34,755
Terry L. Shepherd (4) Retired, Chairman and Chief Executive Officer	2004	284,106	—	10,000	—	6,150
	2003	722,885	715,656	38,805	200,000	51,317
	2002	656,731	812,704	26,000	300,000	51,422
John C. Heinmiller Executive Vice President and Chief Financial Officer	2004	483,077	387,186	24,000	120,000	35,255
	2003	400,000	277,200	24,000	80,000	34,650
	2002	352,000	217,800	17,250	80,000	34,155
Michael T. Rousseau President, US Division	2004	425,000	304,194	24,000	120,000	35,255
	2003	400,000	231,000	24,000	75,000	34,650
	2002	369,865	238,650	31,886	90,000	34,755
Michael J. Coyle President, Cardiac Rhythm Management	2004	414,615	285,600	36,792	120,000	35,255
	2003	388,942	256,605	42,008	75,000	34,650
	2002	349,538	256,911	45,692	85,000	34,755
Joseph P. McCullogh President, International	2004	373,558	261,422	23,435	76,000	35,255
	2003	326,154	201,808	22,330	100,000	34,650
	2002	305,000	178,044	26,930	100,000	34,755

Footnotes

(1)	Represents perquisites or other personal benefits amounts paid to officers with the exceptions of Mr. Coyle which includes $12,792, $18,008 and $21,692 of mortgage assistance in the years ended December 31, 2004, 2003 and 2002, respectively; and $7,886 of relocation assistance provided to Mr. Rousseau in 2002; $12,805 provided to Mr. Shepherd for travel on a private aircraft to return home after open heart surgery; and $6,185, $5,080 and $9,680 to Mr. McCullogh for income tax services in the years ended December 31, 2004, 2003 and 2002, respectively, because of his previous expatriate employment.
(2)	No stock appreciation rights have been granted to the named executive officers. Figures in this column represent the number of shares that can be purchased upon the exercise of stock options granted during the year.
(3)	Consists solely of matching retirement plan contributions by St. Jude Medical, except for Mr. Shepherd whose “All Other Compensation” also consists of a special retirement provision of $16,667 for 2003 and 2002
(4)	On May 12, 2005, Mr. Starks became the Company’s Chairman and Chief Executive Officer and Mr. Shepherd retired as the Company’s Chairman and Chief Executive Officer.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

Name	Number of Securities Underlying Options Granted (1) (2) (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value (3) ($)

Daniel J. Starks	520,000	10.1%	$39.18	4/23/2012	$7,413,276
Terry L. Shepherd	—	—	—	—	—
John C. Heinmiller	120,000	2.3%	41.84	12/12/2012	1,510,812
Michael T. Rousseau	120,000	2.3%	41.84	12/12/2012	1,510,812
Michael J. Coyle	120,000	2.3%	41.84	12/12/2012	1,510,812
Joseph H. McCullough	76,000	1.5%	41.84	12/12/2012	956,848

Footnotes

(1)	The Company has never issued any options with a reload provision. In the event of a change in control of the Company, all options become 100% vested.
(2)	The options have an exercise price equal to the fair market value on the date of grant and vest in 25% increments on the first four anniversaries of the date of grant, except for 200,000 options granted to Mr. Starks which vest 100% on the third anniversary of the date of grant. The dates of grant were as follows: April 23, 2004 for Mr. Starks and December 12, 2004 for Messrs. Heinmiller, Rousseau, Coyle and McCullough.
(3)	The Company uses the Black-Scholes option pricing model to establish stock option values for purposes of this table. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value as estimated by the Black-Scholes model. The specific assumptions used in valuing the stock options under the Black-Scholes model were as follows:
•	Weighted average volatility of 31.6%, representing the estimated annual variance in the daily percentage change in the price of the Company’s common stock over a five-year period;
•	Risk-free rate of return ranging from 3.50% to 3.57%, representing the average five-year Treasury rate on the date of grant;
•	Expected term of five years; and
•	Dividend yield of 0.0%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End (1) ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel J. Starks	80,000	$2,276,047	2,000,000	1,640,000	$55,454,820	$29,492,830
Terry L. Shepherd	2,937,600	78,833,549	—	—	—	—
John C. Heinmiller	90,000	2,536,088	542,500	372,500	14,062,458	4,536,938
Michael T. Rousseau	—	—	752,500	827,500	20,355,246	16,686,725
Michael J. Coyle	314,400	8,917,574	1,129,500	455,100	32,540,116	7,240,374
Joseph H. McCullough	296,500	6,640,650	126,500	286,000	2,806,648	4,212,715

Footnotes

(1)	Values were calculated by subtracting the exercise price per share from the closing sale price of $41.93 per share of the Company’s common stock as reported by the New York Stock Exchange on December 31, 2004, the last trading day of fiscal year 2004.

Employment, Termination and Change of Control Agreements

        Employment Agreement with Mr. Shepherd.   In connection with the appointment of Mr. Shepherd as the Company’s President and Chief Executive Officer in May 1999, the Company entered into an employment agreement with Mr. Shepherd effective May 5, 1999. The agreement was amended and restated effective as of March 25, 2001 and ended on May 4, 2004. The agreement provided that Mr. Shepherd would receive an annual salary of at least $500,000, subject to annual review for possible increases by the Board of Directors. Mr. Shepherd was eligible for a target bonus under the MICP of 100% of base salary. In addition, the agreement provided Mr. Shepherd with customary fringe benefits provided to Company officers and provided that Mr. Shepherd was eligible for the Company’s executive perk package at the level of $26,000. The agreement provided that it could be terminated prior to the expiration of the employment period (1) upon the death or disability of Mr. Shepherd, (2) at the election of the Company for “Cause” (as defined in the agreement), or (3) upon 90 days written notice by either party. If the Company terminated Mr. Shepherd without Cause and Mr. Shepherd did not receive the full compensation he was entitled to receive under the change of control severance agreement described below, then the Company was required to pay Mr. Shepherd two times his then current salary and target bonus. The agreement provided that no further compensation would be owed to Mr. Shepherd if he was terminated by the Company for Cause or if he voluntarily resigned. Mr. Shepherd retired on May 12, 2004. No payments were made to Mr. Shepherd upon his retirement under the terms of the agreement.

        Employment Agreement with Mr. Starks.   In connection with the appointment of Mr. Starks as the Company’s President and Chief Operating Officer in February 2001, the Company entered into an employment agreement with Mr. Shepherd effective February 1, 2001. The agreement was amended and restated effective as of March 25, 2001 and ends on January 31, 2006. The agreement provides that Mr. Starks will receive an annual salary of at least $500,000, subject to annual review for possible increases by the Board of Directors. Mr. Starks is eligible for a target bonus under the MICP of 100% of base salary. In addition, the agreement provides Mr. Starks with customary fringe benefits provided to Company officers and provides that Mr. Starks is eligible for the Company’s executive perk package at the level of $26,000. The agreement provides that it may be terminated prior to the expiration of the employment period (1) upon the death or disability of Mr. Starks, (2) at the election of the Company for “Cause” (as defined in the agreement), or (3) upon 90 days written notice by either party. If the Company terminates Mr. Starks without Cause and Mr. Starks does not receive the full compensation he is entitled to receive under the change of control severance agreement described below, then the Company is required to pay Mr. Starks two times his then current salary and target bonus. The agreement provides that no further compensation will be owed to Mr. Starks if he is terminated by the Company for Cause or if he voluntarily resigns. Mr. Starks became the Company’s Chairman, President and Chief Executive Officer on May 12, 2004.

        Severance Agreements.   The Company has entered into change of control severance agreements (the “Severance Agreements”) with 20 of its senior executives, including Mr. Starks and the other executive officers named in the summary compensation table. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the executive’s employment without Cause or the executive terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to three times the sum of the executive’s annual salary, target bonus and certain other compensation paid to the executive during the twelve months prior to the termination; (ii) three years of life, health and disability insurance substantially similar to that in effect at the time of termination; (iii) the payment of legal fees and expenses relating to the termination; (iv) the termination of any non-competition arrangement between the Company and the executive; and (v) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Severance Agreements, “Cause” is defined as a conviction for felony criminal conduct; “Good Reason” is defined to include a change in the executive’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company’s Board of Directors, or another event the majority of the Continuing Directors determines to be a change in control.

        Indemnification Agreements.   The Company has entered into indemnification agreements with each of its Directors and executive officers which provide for indemnification against certain costs incurred by each Director and executive officer made or threatened to be made a party to a proceeding because of his or her official capacity as a Director or executive officer. The indemnification agreements, together with the Company’s Bylaws, provide for indemnification to the fullest extent permitted by Minnesota law.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accountants for 2005. Ernst and Young will audit our consolidated financial statements for 2005 and perform other services.

Audit And Other Fees

        The following table presents Ernst & Young LLP fees for professional services by type and amount charged by Ernst & Young LLP to the Company during fiscal years 2004 and 2003 (in thousands):

	2004	2003

Audit Fees(1)	$3,705	$1,923
Audit-Related Fees (2)	78	160
Tax Fees(3)	915	2,637
All Other Fees	—	—

Footnotes

(1)	Audit fees represent amounts for the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and statutory audits of various Company subsidiaries outside of the United States.
(2)	Audit-related fees represent amounts for employee benefit plan audits, due diligence assistance and other attestation services.
(3)	Tax fees represent amounts for preparation or review of the Company’s income and related tax returns, tax planning and tax advice. Tax fees for preparation or review of the Company’s income and related tax returns totaled $536 and $729 in fiscal years 2004 and 2003, respectively.

Pre-Approval Policy for Audit and Permissible Non-Audit Services

        In 2003, the Audit Committee adopted the “Pre-Approval of Independent Auditor Services and Fees” policy. The policy requires that all services by the Company’s independent registered public accounting firm be approved in advance by the Audit Committee and expresses a preference that non-audit services be performed by persons other than the Company’s independent registered public accounting firm. Each year, usually in the fourth quarter, the Audit Committee authorizes the terms, including the scope, and the fees for the annual audit. Once a year, the Audit Committee reviews general requests to approve non-audit matters, including fees, performed by the Company’s independent registered public accounting firm. In addition, specific requests for non-audit services by the independent registered public accounting firm may be brought to the Audit Committee from time to time. The policy also prohibits engaging the independent registered public accounting firm to perform services prohibited by law.

        In 2004, there were no fees paid to Ernst & Young LLP that were not approved in advance by the Audit Committee.

Ratification of Appointment

        A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young, LLP as our independent registered public accounts for 2005 in order to ascertain the views of the Company’s shareholders on this appointment. A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and to answer your questions. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection of independent registered public accountants for 2005. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accountants, may in its discretion, direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Required Vote and Board Recommendation

        The affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP. Proxies will be voted for ratification of the appointment of Ernst & Young LLP unless otherwise specified.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of Ernst & Young LLP.

SHAREHOLDER PROPOSAL TO LIMIT THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
TO AUDIT AND AUDIT-RELATED WORK

        The following Shareholder Proposal has been submitted to the Company for action at the meeting by the International Brotherhood of Teamsters, the beneficial owner of 300 shares of the Company’s common stock. The text of the proposal is as follows:

        RESOLVED, that the shareholders of St. Jude Medical, Inc. (“Company”) request that the Board of Directors and its Audit Committee adopt a policy that ensures that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under the U.S. Securities and Exchange Commission (SEC) regulations.

Supporting Statement

        The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential for any compromise of auditor independence.

        The Sarbanes-Oxley Act (“Sarbanes-Oxley”) addressed various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services for which an audit firm is being utilized. The following categories of services fees must be reported: (1) Audit fees; (2) Audit-Related Fees; (3) Tax Fees; and, (4) All Other Fees.

        While important steps have been taken to protect auditor independence, we believe that more work has to be done to protect investors.

        Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for audit work. Specifically, our Company paid more for “tax fees” than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. We believe this imbalance calls for a policy change by our Board and Audit Committee to address the issue.

        Our resolution presents a straightforward and effective response: adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to perform only “audit” and “audit-related” work, therefore, eliminating any potential conflicts of interest.

        We urge your support FOR this reasonable measure to advance auditor independence.

Management’s Statement of the Board of Directors in Response to Shareholder Proposal

        The Board of Directors, the Audit Committee, and Management recognize the important role that auditor independence plays in ensuring the integrity of the Company’s financial statements and protecting the interests of investors. The Audit Committee pre-approves and monitors all services by Ernst & Young LLP, the Company’s independent auditors, with the aim of ensuring the independence and objectivity of the auditors so that investor confidence is maintained.

        The Sarbanes-Oxley Act of 2002 and regulations issued by the Securities and

Exchange Commission contain safeguards that promote auditor independence and distinguish between non-audit services that raise conflicts of interest issues and those that do not raise such issues.

        The Company has adopted policies that promote auditor independence. Company policy prohibits hiring employees of the auditor for two years after they have left the auditor. Company policy also prohibits directors and officers from hiring the auditor for personal tax services. The Company has not used the auditor to perform non-audit services during 2003 and 2004 except for tax matters.

        Management and the Audit Committee believe that employing the services of the auditor for tax work is prudent from the Company’s standpoint and does not impair the auditor’s independence. The Company’s auditor, Ernst & Young LLP, has historically advised the Company on tax matters. Management considers the Company’s tax rate to be very reasonable compared to the Company’s competitors. The Company’s tax planning is very complicated in light of the Company’s substantial non-U.S. revenues and the Company’s Puerto Rican manufacturing operations and three other non-U.S. manufacturing facilities. Management believes that it would be needlessly expensive to educate a new tax advisor about the Company’s complex operations and existing tax structure. In addition, the Company does use tax advisors other than Ernst & Young LLP when Management believes that doing so is prudent and cost effective.

        The Audit Committee reviews all relationships between the Company and the auditors to determine that the relationships are consistent with the maintenance of auditor independence. Finally, the shareholders ratify the appointment of the auditor.

Required Vote and Board Recommendation

        The affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote at the annual meeting is required to approve the shareholder proposal. Proxies will be voted against the shareholder proposal unless otherwise specified.

The Board of Directors Recommends a Vote AGAINST the Shareholder Proposal.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        Under SEC rules, shareholders who wish to present a proposal at the 2006 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Kevin T. O’Malley, Secretary, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117. We must receive your written proposal no later than December 5, 2005.

        Shareholders who intend to present a proposal at the 2006 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements established in the Company’s Bylaws. These require, among other things, that a shareholder submit a written notice to the Secretary of the Company of the intention to bring a proposal before the meeting not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made).

OTHER MATTERS

        Whether or not you plan to attend the meeting, please mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

Daniel J. Starks
Chairman of the Board of Directors and
Chief Executive Officer

April 4, 2005

APPENDIX A

ST. JUDE MEDICAL, INC.
PRINCIPLES OF CORPORATE GOVERNANCE

        The Board of Directors of St. Jude Medical, Inc. has adopted the following principles of corporate governance:

I. Board of Directors

A.	Independence. A majority of the members of the Board of Directors shall be independent of management.
B.	Determination of Independence. The Governance and Nominating Committee will annually review the status of each director as independent or not independent using the following criteria from the Company’s by-laws:
1.	has not been employed by the corporation in an executive capacity within the last five years;
2.	is not, and is not affiliated with a company that is, an advisor or consultant to the corporation, or a significant customer or supplier of the corporation;
3.	has no personal service contract(s) with the corporation or the corporation’s senior management;
4.	is not affiliated with a not-for-profit entity that receives significant contributions from the corporation;
5.	is not employed by a public company at which an executive officer of the corporation serves as a director;
6.	does not have a relationship described in 1 through 5 above with any affiliate of the corporation; and
7.	is not a member of the immediate family of any person described in 1 through 6 above.
In addition, the Governance and Nominating Committee will consider each director’s status as independent under the New York Stock Exchange and SEC definitions. The Committee’s recommendations will be referred to the entire Board of Directors for final determination.
C.	Committees. The board of directors has three standing Committees: Audit, Compensation, and Governance and Nominating. Each of these Committees has a written charter. Each Committee consists entirely of independent directors. Committee membership is proposed by the Governance and Nominating Committee and approved by the entire board.
D.	Sessions of the Independent Directors. At least twice each year the independent members of the Board of Directors meet in a separate session. These sessions are chaired by the Presiding Director who is the Chairperson of the Governance and Nominating Committee.
E.	Annual Board Performance Review. Each year the Board of Directors will conduct a review of its own performance as well as the performance of its standing Committees.
F.	Board Role in Strategy. The Board of Directors dedicates the major portion of two meetings each year to the Company’s strategic plan — one meeting at the beginning of the strategic planning process and the second to approve the plan.
G.	Board Role in Succession Planning. The board devotes a substantial portion of one meeting each year to a management-led review of the Company’s succession planning process. The major portion of one independent directors’ session each year is devoted to the CEO succession plan.
H.	CEO Review. Each year the Board of Directors conducts a formal review of the CEO’s performance.
I.	Director Terms. Each director is elected for a three-year term. The terms are staggered. The Board of Directors has no term limit policy. The Board of Directors has a retirement policy of age 75 or, in the case of a director first elected to a three-year term that would expire after the age of 75, the expiration of the three-year term. Directors are not required to submit their resignation upon a change in their occupation.
J.	Limit of Number of Directorships. The Company has a guideline that directors should serve on no more than three to five boards of other publicly owned companies.
K.	Director Education and Orientation. The Company has a formal orientation program for new directors. The Company does not require that directors attend a “director college” or similar program.
L.	Director Responsibilities. Directors are expected to have a good attendance record at board and committee meetings, to read in advance the meeting materials, to be generally knowledgeable about the strategy and affairs of the Company and to approach their duties with an independent frame of mind.
M.	Access to Others. Directors have access to all the officers of the Company and as a board or as a board committee have the authority to directly retain independent advisors if they consider it to be advisable.

II.   Combination of Chairman and CEO Positions

        The Company believes it is well served by having the positions of Chairman of the Board and CEO combined.

III.   Compensation

A.	Shareholder Approval of Plans. The Company submits its stock option and other stock plans and executive bonus plans to the shareholders for approval.
B.	Repricing of Stock Options. The Company does not reprice stock options.
C.	Stock Ownership Guidelines. In order to align the interests of shareholder’s and management, the Company has stock ownership guidelines for directors, officers and senior employees.
D.	Loans to Officers and Directors. Company loans to officers and directors are prohibited.
E.	Compensation of Directors. The following principles are used to develop the compensation of non-management directors:
1.	Directors should be fairly compensated for the time commitment and responsibility associated with service as a director.
2.	Director’s compensation should be comparable to the compensation of directors of companies of similar size and nature as St. Jude Medical, Inc.
3.	Director compensation should facilitate directors acquiring an equity position in the Company consistent with the stock ownership guidelines.
F.	Stock Option Accounting Treatment. On July 1, 2005, the Company will begin expensing stock options in accordance with FAS 123(R).

IV.	Code of Business Conduct

The Company has adopted a Code of Business Conduct that applies to all employees and directors. Any waivers granted under the Code must be approved by the Board of Directors.

V.	Shareholder Rights Plan

The Board of Directors has adopted a shareholders rights plan. The Board believes that this can be used to protect shareholder interests and the Board does not intend to use it in a manner that entrenches management.

VI.	Relationship with External Auditors

The Audit Committee of the Board of Directors has the authority to retain and terminate the Company’s external auditor. The Company has a policy that prohibits the hiring of personnel from the Company’s external auditor for two years after the person has left the external auditor. The Company has a policy prohibiting directors and executive officers from using the Company’s external auditor for tax services.

APPENDIX B

ST. JUDE MEDICAL, INC.
AUDIT COMMITTEE CHARTER

        This charter governs the operations of the Audit Committee of the Board of Directors of St. Jude Medical, Inc.

Purpose

        The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and other constituents relating to the Company’s consolidated financial statements and the financial reporting process, systems of internal accounting and financial controls, disclosure controls and procedures and internal audit function, the annual independent audit of the Company’s consolidated financial statements, and the legal compliance and Code of Business Conduct programs established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditor, and management of the Company.

        The primary responsibility of the Committee is to oversee the Company’s consolidated financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor, for which the auditor is ultimately accountable to the Committee.

Membership

        The Committee shall consist of at least three directors. The Chairperson and members of the Committee will be nominated by the Governance and Nominating Committee and appointed by the Board of Directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange and the United States Securities and Exchange Commission.

Meetings of the Committee

        The Committee will meet prior to each quarterly earnings release and prior to the filing of each Annual Report on Form 10-K and Quarterly Report on Form 10-Q, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business. Committee meetings may be held telephonically. Written minutes shall be prepared by the Committee for all meetings.

Responsibilities

        Policies and procedures of the Committee should remain flexible in order to best react to changing conditions and circumstances.

        The Audit Committee shall:

1.	Appoint the independent auditor (subject to shareholder ratification of the selection, if such ratification is required or sought), review and approve the fees paid to the independent auditor and terminate the independent auditor when circumstances warrant.
2.	Evaluate the qualifications, performance and independence of the independent auditor on an ongoing basis, but no less frequently than annually.
3.	Establish policies and procedures for, and, as appropriate, approve the engagement of, the independent auditor for any non-audit service (to the extent such service is not prohibited by Section 10A(g) of the Securities

Exchange Act of 1934) and the fee for any such service, and consider whether the independent auditor’s performance of any non-audit service is compatible with its independence.
4.	At least annually, obtain and review a report from the independent auditor describing the independent auditor’s internal quality-control procedures, including any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and steps taken to deal with any such issues.
5.	Meet with the independent auditor prior to the annual audit to review the planning, staffing and scope of the audit and its audit procedures.
6.	Review and discuss with management and the independent auditor the Company’s annual audited and quarterly consolidated financial statements, including major issues regarding accounting and auditing principles and practices; the adequacy of disclosure and internal controls that could significantly affect the Company’s consolidated financial statements; and the significant financial reporting issues and judgments made in connection with the preparation of the Company’s consolidated financial statements. Review the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Conditions.” These reviews shall occur prior to the filing or release of such reports and consolidated financial statements and shall specifically include the receipt of a report from management assessing the Company’s internal controls.
7.	Recommend to the Board whether, based on the review and discussions described in (6) above, the annual audited consolidated financial statements should be included in the Annual Report on Form 10-K.
8.	Review with the independent auditor the results of the annual audit examination, including any accompanying management letters and management’s response, and any significant problems or difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of activities or access to required information, any significant changes required in the planned scope of the audit, and any significant disagreements with management. Resolve any disagreements between management and the independent auditor regarding financial reporting.
9.	Review with management and the independent auditor the Company’s quarterly earnings press release after the independent auditor has completed its quarterly SAS 71 review or annual audit procedures. Also generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.
10.	Meet in separate executive sessions at least semi-annually with management and the senior employee responsible for the internal audit function, and at least quarterly with the independent auditor.
11.	Review major changes to the Company’s accounting principles and practices as suggested by the independent auditor and management.

12.	Review the independent auditor’s annual communication regarding their independence as required by Independence Standards Board Standard No. 1, discuss such reports with the independent auditor, and take any additional action required to ensure the independence of the auditor.
13.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90, relating to the conduct of the annual audit.
14.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
15.	Review and approve Company hiring policies for employees and former employees of the independent auditor.
16.	Review the appointment, termination or replacement of the senior employee responsible for the internal audit function.
17.	Review and approve annually the internal audit plan for the upcoming year. In addition, review any significant changes to the internal audit plan that occurred.
18.	Review the significant reports to management prepared by the internal auditing function and management’s responses.
19.	Review annually with management the Company’s Financial Risk Management Policy and Global Investment Policy and any other policies with respect to financial risk assessment and financial risk management which are typically managed by the treasury function, and the implementation of such policies.
20.	Review and approve procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
21.	Oversee the Company’s Code of Business Conduct, which will also constitute the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as contemplated by rules promulgated under the Securities Exchange Act of 1934.
22.	Review annually, or more frequently as appropriate, with the Company’s General Counsel legal matters that may have a material impact on the Company’s consolidated financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.
23.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.
24.	Conduct an annual performance evaluation of the Committee, which shall be reviewed annually by the Board of Directors.
25.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.
26.	The Committee shall make regular reports of its activities to the Board, specifically addressing any issues that arise with respect to the quality or integrity of the Company’s consolidated financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

Authority

        The Committee will have the resources and authority appropriate to discharge its responsibilities, including sole authority to:

•	retain and terminate the independent auditor, which will be accountable to and report to the Committee;
•	approve any non-audit relationship with the independent auditor, other than any relationship to provide services prohibited by Section 10A(g) of the Securities Exchange Act of 1934; and
•	approve all audit engagement fees and terms.

        In addition, the Committee will have authority to:

•	conduct or authorize investigations into any matters within its scope of responsibilities;
•	engage outside auditors for special audits, reviews and other procedures;
•	retain special counsel and other experts and consultants to advise the Committee; and
•	approve the fees and other retention terms for such parties.

        The Committee shall have full access to all books, records, facilities, and personnel of the Company and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Adoption of Charter

        This charter was amended by the Company’s Board of Directors on August 12, 2004.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

ST. JUDE MEDICAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2005

The undersigned hereby appoints Daniel J. Starks, John C. Heinmiller and Kevin T. O’Malley or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of St. Jude Medical, Inc., to be held May 11, 2005 at 9:30 a.m., CDT, at the Minnesota Historical Center, 345 Kellogg Boulevard West, St. Paul, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(To be Signed On Reverse Side)

SEE REVERSE SIDE

ST. JUDE MEDICAL, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark vote as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSAL 2.

1.	Election of Directors. Nominees: (01) Mr. Richard R. Devenuti (02) Mr. Stuart M. Essig (03) Mr. Thomas H. Garrett, III (04) Ms. Wendy L. Yarno	2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR ALL NOMINEES (except as specified below)	☐	☐	WITHHOLD AUTHORITY to vote for all nominees	MANAGEMENT RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL.
☐ ____________________________________ (Instructions: to withhold authority to vote for any individual nominee write that nominee’s name in the space provided above.)	3.	Shareholder proposal to limit the Company’s independent registered public accountants to audit and audit-related work.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please date and sign exactly as your name(s) appears hereon indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian give full title as such; when shares have been issued in names of two or more persons, all should sign.
The shares represented by this proxy will be voted as specified, but if no specification is made the shares will be voted “FOR” all nominees for Directors, “FOR” Proposal 2 and “AGAINST” Proposal 3, and in the discretion of the named proxies on all other matters.

Signature: _____________________________________ Date: _____________     Signature: __________________________________ Date: _____________